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Exhibit 10.7

SHORT TERM LEASE AGREEMENT
OFFICE BUILDING

STATE OF: TEXAS
COUNTY OF: HARRIS

This Lease Agreement made and entered into as of the            day of                        , 2004, between United States Professional Tennis Association, hereinafter referred to as "Landlord" and Global Geophysical Services, Inc., hereinafter referred to as "Tenant":

W I T N E S S E T H:

  1.
  LEASED PREMISES: Landlord hereby leases to Tenant and Tenant hereby leases for the rental and on the terms and conditions hereinafter set forth approximately 4,500 sq. ft. of rentable space on the second floor as indicated on the plan attached hereto as EXHIBIT "A" and known as Suite 200 in the office building located at 3535 Briarpark Drive in the city of Houston, Harris County, Texas. The premises are to be leased in it's present condition on an "as is" basis.

  2.
  TERM: This Lease shall be for a period of four (4) months beginning November 5, 2004 ("Commencement Date") and shall end at midnight on February 28, 2005.

  3.
  SECURITY DEPOSIT: None.

  4.
  BASE RENT: As part of the consideration for the execution of this lease, Tenant covenants and agrees and promises to pay as basic rental, a total sum of $3,500.00 per month payable in advance at the office of Landlord.

  5.
  USE: Tenant will use the Leased Premises solely for the purpose of office space.

  6.
  MUTUAL WAIVER OF LIABILITY:

  A.
  To the fullest extent permitted by law, Tenant hereby indemnifies and holds the Landlord Parties harmless from and against all Claims arising from any Personal Injury, Bodily Injury, or Property Damage whatsoever in the Tenant Liability Area

  B.
  To the fullest extent permitted by law, Landlord hereby indemnifies and holds the Tenant Parties harmless from and against all claims arising from any Personal Injury, Bodily Injury, or Property Damage whatsoever in any public area other than the Tenant Liability Area

  7.
  ADDITIONS AND FIXTURES: Tenant will make no alteration, change, improvement, repair, replacement or addition to the Leased Premises without the prior written consent of Landlord.

  8.
  EXTENSION: With thirty (30) days written notice, Tenant may extend this lease on a month-to-month basis.

  9.
  EXPANSION OPTION: Tenant may expand into the unoccupied area within the leased premises with an increase in rent of $1,000.00 per month.

  10.
  NO SMOKING POLICY: A No Smoking Policy is in effect in the Building. Smoking is prohibited in all areas of the Building, including the common areas, restrooms, lobbies, elevators and the Leased Premises. Tenant agrees that Tenant and Tenant's employees, agents and invitees will not smoke in the Building.

  11.
  PARKING: Tenant is authorized to park 9 (nine) vehicles in the general surface parking area.

        IN WITNESS WHEREOF, the Landlord and Tenant, acting herein by duly authorized individuals, have caused these presents to be executed in multiple counterparts, each of which shall have the force and effect of an original, on this                        day of,                         2004.

LANDLORD:		TENANT:
United States Professional Tennis Association		Geophysical Services, Inc.
BY:	Rich Fanning	BY:
TITLE:	Director of Operations	TITLE:

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  Exhibit 10.7